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                                                                       Exhibit 5










                                                     June __, 1999


Seminis, Inc.
1905 Lirio Avenue
Saticoy, CA  93004

Ladies and Gentlemen:

                  We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on February 11, 1999 (Registration No. 333-72141), Amendment No. 1 thereto filed on April 28, 1999, Amendment No. 2 thereto filed on May 27, 1999 and Amendment No. 3 thereto filed on June [ ], 1999 (as so amended, the "Registration Statement"), in connection with the public offering of __________ shares (including the Underwriters' over-allotment option) (the "Shares") of the Class A Common Stock, $0.01 par value per share, of Seminis, Inc. (the "Company"). The Shares are to be sold to the Underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement in the form filed as
Exhibit 1 thereto. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of Shares.

                  Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name, whenever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion is furnished to you in connection with the registration of the Shares.

                                Very truly yours,



                                MILBANK, TWEED, HADLEY & MCCLOY LLP